As filed with the Securities and Exchange Commission on May 24, 2013

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TERADYNE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Massachusetts	04-2272148
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

600 Riverpark Drive

North Reading, Massachusetts 01864

(Address of Principal Executive Offices)

Teradyne, Inc. 1996 Employee Stock Purchase Plan

Teradyne, Inc. 2006 Equity and Cash Compensation Incentive Plan

(Full Title of the Plan)

Charles Gray, Esq.

Teradyne, Inc.

600 Riverpark Drive

North Reading, Massachusetts 01864

(Name and Address of Agent for Service)

(978) 370-2700

(Telephone Number, Including Area Code, of Agent for Service)

COPY TO:

William B. Asher, Esq.

Choate, Hall & Stewart LLP

Two International Place

Boston, Massachusetts 02110

(617) 248-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Stock (par value $0.125)	15,000,000 shares (4)	$17.70	$265,500,000	$36,214.20

(1)	This registration statement shall also cover any additional shares of Common Stock which become issuable under the Teradyne, Inc. 1996 Employee Stock Purchase Plan and the Teradyne, Inc. 2006 Equity and Cash Compensation Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock of Teradyne, Inc.
(2)	The price applicable to such shares is not currently known. The price of $17.70 per share, which is the average of the high and low price of Teradyne’s Common Stock as reported on the New York Stock Exchange on May 20, 2013, is set forth solely for purposes of calculating the filing fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended (the “Securities Act”).
(3)	Calculated pursuant to Section 6(b) of the Securities Act.
(4)	Consists of (i) 10,000,000 shares issuable under the Teradyne, Inc. 2006 Equity and Cash Compensation Incentive Plan and (ii) 5,000,000 shares issuable under the Teradyne, Inc. 1996 Employee Stock Purchase Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

This Registration Statement registers additional securities of the same class as other securities for which Registration Statement Nos. 333-159723, 333-143231, 333-116632, 333-101983, 333-56373 and 333-07177 on Form S-8, each relating to Teradyne’s 1996 Employee Stock Purchase Plan, as filed with the Securities and Exchange Commission (the “SEC”) on June 4, 2009, May 24, 2007, June 18, 2004, December 19, 2002, June 9, 1998, and June 28, 1996, respectively, are effective.

This Registration Statement also registers additional securities of the same class as other securities for which Registration Statement Nos. 333-159723 and 333-134519 on Form S-8 relating to Teradyne’s 2006 Equity and Cash Compensation Incentive Plan, as filed with the SEC on June 4, 2009 and May 26, 2006, respectively, are effective.

Pursuant to General Instruction E of Form S-8, the contents of the above-listed Registration Statements are hereby incorporated by reference herein.

Item 3.	Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this registration statement the following documents previously filed with the SEC:

•

Annual Report on Form 10-K for fiscal year ended December 31, 2012 (including items incorporated by reference from our Proxy Statement pursuant to Section 14(a) of the Exchange Act for our 2013 Annual Meeting of Shareholders);

•	Quarterly Report on Form 10-Q for quarter ended March 31, 2013;

•	Current Report on Form 8-K filed with the SEC on January 24 and April 25, 2013; and

•	The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on April 10, 1979.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the registration statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under any current or future item of Form 8-K (including current Items 2.02 or 7.01), in each case, that is not deemed filed under such provisions. For the purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

You may request a copy of these filings at no cost by writing or telephoning us at the following address:

Teradyne, Inc.

600 Riverpark Drive

North Reading, Massachusetts 01864

Attn: Investor Relations

(978) 370-2700

Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

Section 8.51 of the Massachusetts Business Corporation Act, under which the Registrant is governed, provides that a corporation may indemnify a director who is a party to a proceeding because he is a director against liability incurred in the proceeding if he conducted himself in good faith and he reasonably believed that his conduct was in the best interests of the corporation or that his conduct was at least not opposed to the best interests of the corporation, and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Section 8.52 of the Massachusetts Business Corporation Act requires corporations to indemnify any director who was wholly successful in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

Section 8.53 of the Massachusetts Business Corporation Act provides that, before the final disposition of a proceeding, a corporation may advance funds to pay for or reimburse the reasonable expenses incurred by a director who is party to such proceeding because he is a director if he delivers to the corporation (a) a written affirmation of his good faith belief that he has met the relevant standard of good faith described in Section 8.51 of the Massachusetts Business Corporation Act or that the proceeding involves conduct for which liability has been eliminated pursuant to Section 2.02 of the Massachusetts Business Corporation Act and (b) a written undertaking with an unlimited general obligation of the director to repay any funds advanced if he is not entitled to mandatory indemnification under Section 8.52 and it is ultimately determined, under Section 8.54 or Section 8.55 that he does not meet the relevant standard of conduct described in Section 8.51.

Section 8.56 of the Massachusetts Business Corporation Act provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he is an officer of the corporation to the same extent as a director, and, if he is an officer but not a director, to such further extent as may be provided by the articles of organization, the bylaws, a resolution of the board of directors or contract, except for liability arising out of acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law. Section 8.56 also provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 8.52, and that the officer may apply to a court for indemnification or an advance for expenses, in each case to the same extent to which a director may be entitled to indemnification or advance under those provisions.

Section 2.02 of the Massachusetts Business Corporation Act provides that the articles of organization of a corporation may contain a provision eliminating or limiting the personal liability of a director to the corporation for monetary damages for breach of a fiduciary duty as a director notwithstanding any provision of law imposing such liability; provided, however, that such provision shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for improper distributions to under Sections 6.40 of the Massachusetts Business Corporation Act or (4) for any transaction from which the director derived an improper personal benefit.

Section 2 of Article VI of the Registrant’s by-laws provides that the Registrant will indemnify its officers and directors against any cost, expense (including attorneys’ fees), judgment, liability and amount paid in settlement reasonably incurred by or imposed upon them in connection with any action, suit or proceeding to which such officer or director may become a party by reason of being or having been an officer or director of the Registrant, unless such indemnification is prohibited by the Massachusetts Business Corporation Act.

Section 8.57 of the Massachusetts Business Corporation Act also contains provisions authorizing a corporation to obtain insurance on behalf of any director or officer of the corporation against liabilities, whether or not the corporation would have the power to indemnify against such liabilities. The Registrant maintains director and officer liability insurance for the benefit of its directors and our officers and has entered into indemnification agreements with certain of its directors and executive officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description
3.1	Restated Articles of Organization of Teradyne, Inc., as amended (incorporated by reference to Exhibit 3.1 to Teradyne’s Quarterly Report on Form 10-Q for the quarter ended July 2, 2000).

3.2	Amended and Restated By-Laws of Teradyne, Inc. (incorporated by reference to Exhibit 3.1 to Teradyne’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007).

5.1	Opinion of Choate, Hall & Stewart LLP.

10.1	1996 Employee Stock Purchase Plan, as amended.

10.2	2006 Equity and Cash Compensation Incentive Plan, as amended.

23.1	Consent of Choate, Hall & Stewart LLP (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP.

24.1	Power of Attorney (included on the signature page of this Registration Statement).

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of North Reading, the Commonwealth of Massachusetts, on this 24th day of May, 2013.

TERADYNE, INC.

By:	/s/ Gregory R. Beecher
Gregory R. Beecher
Vice President, Chief Financial Officer and Treasurer

POWER OF ATTORNEY

We, the undersigned officers and directors of Teradyne, Inc., hereby severally constitute and appoint Gregory R. Beecher and Michael A. Bradley, and each of them singly, our true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below, any amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all things in our names and on our behalf in our capacities as officers and directors to enable Teradyne, Inc., to comply with the provisions of the Securities Act of 1933, as amended, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Albert Carnesale Albert Carnesale	Chair of the Board	May 24, 2013

/s/ Michael A. Bradley Michael A. Bradley	Chief Executive Officer and Director (Principal Executive Officer)	May 24, 2013

/s/ Gregory R. Beecher Gregory R. Beecher	Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	May 24, 2013

/s/ James W. Bagley James W. Bagley	Director	May 24, 2013

/s/ Daniel W. Christman Daniel W. Christman	Director	May 24, 2013

/s/ Edwin J. Gillis Edwin J. Gillis	Director	May 24, 2013

/s/ Timothy E. Guertin Timothy E. Guertin	Director	May 24, 2013

/s/ Paul J. Tufano Paul J. Tufano	Director	May 24, 2013

/s/ Roy A. Vallee Roy A. Vallee	Director	May 24, 2013

Exhibit Number	Description
3.1	Restated Articles of Organization of Teradyne, Inc., as amended (incorporated by reference to Exhibit 3.1 to Teradyne’s Quarterly Report on Form 10-Q for the quarter ended July 2, 2000).

3.2	Amended and Restated By-Laws of Teradyne, Inc. (incorporated by reference to Exhibit 3.1 to Teradyne’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007).

5.1	Opinion of Choate, Hall & Stewart LLP.

10.1	1996 Employee Stock Purchase Plan, as amended.

10.2	2006 Equity and Cash Compensation Incentive Plan, as amended.

23.1	Consent of Choate, Hall & Stewart LLP (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP.

24.1	Power of Attorney (included on the signature page of this Registration Statement).